                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No. ____)*


                               Support.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   868587106
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 20
                            Exhibit Index on Page 18

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 2 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel VI L.P.("A6")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5    3,604,714 shares, except that Accel VI Associates
      SHARES              L.L.C. ("A6A"), the general partner of A6, may be
   BENEFICIALLY           deemed to have sole power to vote these shares, and
     OWNED BY             James W. Breyer ("Breyer"), Arthur C. Patterson
       EACH               ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James
    REPORTING             R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),
      PERSON              the managing members of A6A, may be deemed to have
       WITH               shared power to vote these shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    3,604,714 shares, except that A6A, the general partner
                          of A6, may be deemed to have sole power to dispose of
                          these shares, and Breyer, Patterson, Sednaoui, Swartz
                          and Wagner, the managing members of A6A, may be deemed
                          to have shared power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    3,604,714
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    10.8%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 3 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel VI Associates L.L.C. ("A6A")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5    3,604,714 shares, all of which are directly owned by
      SHARES              Accel VI L.P. ("A6"). A6A, the general partner of A6,
   BENEFICIALLY           may be deemed to have sole power to vote these shares,
     OWNED BY             and James W. Breyer ("Breyer"), Arthur C. Patterson
       EACH               ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James
    REPORTING             R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),
      PERSON              the managing members of A6A, may be deemed to have
       WITH               shared power to vote these shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    3,604,714 shares, all of which are directly owned by
                          A6. A6A, the general partner of A6, may be deemed to
                          have sole power to dispose of these shares, and
                          Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                          managing members of A6A, may be deemed to have shared
                          power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    3,604,714
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    10.8%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 4 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Internet Fund II L.P. ("AIF2")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5    460,553 shares, except that Accel Internet Fund II
      SHARES              Associates L.L.C. ("AIF2A"), the general partner of
   BENEFICIALLY           AIF2, may be deemed to have sole power to vote these
     OWNED BY             shares, and James W. Breyer ("Breyer"), Arthur C.
       EACH               Patterson ("Patterson"), G. Carter Sednaoui
    REPORTING             ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
      PERSON              Wagner ("Wagner"), the managing members of AIF2A, may
       WITH               be deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    460,553 shares, except that AIF2A, the general partner
                          of AIF2, may be deemed to have sole power to dispose
                          of these shares, and Breyer, Patterson, Sednaoui,
                          Swartz and Wagner, the managing members of AIF2A, may
                          be deemed to have shared power to dispose of these
                          shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    460,553
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    1.4%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 5 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Internet Fund II ASSOCIATES L.L.C. ("AIF2A")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    460,553 shares, all of which are owned by Accel
    SHARES                Internet Fund II L.P. ("AIF2"). AIF2A, the general
 BENEFICIALLY             partner of AIF2, may be deemed to have sole power to
   OWNED BY               vote these shares, and James W. Breyer ("Breyer"),
     EACH                 Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
  REPORTING               ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
    PERSON                Wagner ("Wagner"), the managing members of AIF2A, may
     WITH                 be deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    460,553 shares, all of which are owned by AIF2. AIF2A,
                          the general partner of AIF2, may be deemed to have
                          sole power to dispose of these shares, and Breyer,
                          Patterson, Sednaoui, Swartz and Wagner, the managing
                          members of AIF2, may be deemed to have shared power to
                          dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    460,553
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    1.4%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 6 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Keiretsu VI L.P. ("AK6")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    57,570 shares, except that Accel Keiretsu VI
    SHARES                Associates L.L.C. ("AK6A"), the general partner of
 BENEFICIALLY             AK6, may be deemed to have sole power to vote these
   OWNED BY               shares, and James W. Breyer ("Breyer"), Arthur C.
     EACH                 Patterson ("Patterson"), G. Carter Sednaoui
   REPORTING              "Sednaoui"), James R. Swartz ("Swartz") and J. Peter
    PERSON                Wagner ("Wagner"), the managing members of AK6A, may
     WITH                 be deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          57,570 shares, except that AK6A, the general partner
                          of AK6, may be deemed to have sole power to dispose of
                          these shares, and Breyer, Patterson, Sednaoui, Swartz
                          and Wagner, the managing members of AK6A, may be
                          deemed to have shared power to dispose of these
                          shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    57,570
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    0.2%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 7 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Keiretsu VI Associates L.L.C. ("AK6A")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    57,570 shares, all of which are directly owned by
    SHARES                Accel Keiretsu VI L.P. ("AK6"). AK6A, the general
 BENEFICIALLY             partner of AK6, may be deemed to have sole power to
   OWNED BY               vote these shares, and James W. Breyer ("Breyer"),
     EACH                 Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
  REPORTING               ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
    PERSON                Wagner ("Wagner"), the managing members of AK6A, may
     WITH                 be deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          57,570 shares, all of which are directly owned by AK6.
                          AK6A, the general partner of AK6, may be deemed to
                          have sole power to dispose of these shares, and
                          Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                          managing members of AK6A, may be deemed to have shared
                          power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    57,570
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    0.2%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 8 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Investors '98 L.P. ("AI98")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    305,560 shares, except that James W. Breyer
    SHARES                ("Breyer"), Arthur C. Patterson ("Patterson"), G.
 BENEFICIALLY             Carter Sednaoui ("Sednaoui"), James R. Swartz
   OWNED BY               ("Swartz") and J. Peter Wagner ("Wagner"), the general
     EACH                 partners of AI98, may be deemed to have shared power
  REPORTING               to vote these shares.
    PERSON         -----------------------------------------------------------
     WITH                 SHARED VOTING POWER
                     6    See response to row 5.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          305,560 shares, except that Breyer, Patterson,
                          Sednaoui, Swartz and Wagner, the general partners of
                          AI98, may be deemed to have shared power to dispose of
                          these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    305,560
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    0.9%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                    PAGE 9 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           James W. Breyer ("Breyer")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    0 shares
    SHARES         -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
   OWNED BY          6    4,428,397 shares, of which 3,604,714 are directly
     EACH                 owned by Accel VI L.P. ("A6"), 460,553 directly owned
  REPORTING               by Accel Internet Fund II L.P. ("AIF2"), 57,570 are
    PERSON                directly owned by Accel Keiretsu VI L.P. ("AK6") and
     WITH                 305,560 are directly owned by Accel Investors '98 L.P.
                          ("Ai98"). Breyer is a managing member of Accel VI
                          Associates L.L.C. ("A6A"), the general partner of A6,
                          a managing member of Accel Internet Fund II Associates
                          L.L.C. ("AIF2A"), the general partner of AIF2, a
                          managing member of Accel Keiretsu VI Associates L.P.
                          ("AK6A"), the general partner of AK6, and a general
                          partner of AI98 and may be deemed to have shared power
                          to vote these shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    4,428,397 shares, of which 3,604,714 are directly
                          owned by A6, 460,553 are directly owned by AIF2,
                          57,570 are directly owned by AK6 and 305,560 are
                          directly owned by AI98. Breyer is a managing member of
                          A6A, the general partner of A6, a managing member of
                          AIF2A, the general partner of AIF2, a managing member
                          of AK6A the general partner of AK6, and a general
                          partner of AI98 and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    4,428,397
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    13.3%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                   PAGE 10 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Arthur C. Patterson ("Patterson")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    0 shares
    SHARES         -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
   OWNED BY          6    4,428,397 shares, of which 3,604,714 are directly
     EACH                 owned by Accel VI L.P. ("A6"), 460,553 are directly
  REPORTING               owned by Accel Internet Fund II L.P. ("AIF2"), 57,570
    PERSON                are directly owned by Accel Keiretsu VI L.P. ("AK6")
     WITH                 and 305,560 are directly owned by Accel Investors '98
                          L.P. ("AI98"). Patterson is a managing member of Accel
                          VI Associates L.L.C. ("A6A"), the general partner of
                          A6, a managing member of Accel Internet Fund II
                          Associates L.L.C. ("AIF2A"), the general partner of
                          AIF2, a managing member of Accel Keiretsu VI
                          Associates L.P. ("AK6A"), the general partner of AK6,
                          and a general partner of AI98 and may be deemed to
                          have shared power to vote these shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    4,428,397 shares, of which 3,604,714 are directly
                          owned by A6, 460,553 are directly owned by AIF2,
                          57,570 are directly owned by AK6 and 305,560 are
                          directly owned by AI98. Patterson is a managing member
                          of A6A, the general partner of A6, a managing member
                          of AIF2A, the general partner of AIF2, a managing
                          member of AK6A, the general partner of AK6, and a
                          general partner of AI98 and may be deemed to have
                          shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    4,428,397
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    13.3%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                   PAGE 11 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           G. Carter Sednaoui ("Sednaoui")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0 shares
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   NUMBER OF         6    4,428,397 shares, of which 3,604,714 are directly
    SHARES                owned by Accel VI L.P. ("A6"), 460,553 are directly
 BENEFICIALLY             owned by Accel Internet Fund II L.P. ("AIF2"), 57,570
   OWNED BY               are directly owned by Accel Keiretsu VI L.P. ("AK6")
     EACH                 and 305,560 are directly owned by Accel Investors '98
  REPORTING               L.P. ("AI98"). Sednaoui is a managing member of Accel
    PERSON                VI Associates L.L.C. ("A6A"), the general partner of
     WITH                 A6, a managing member of Accel Internet Fund II
                          Associates L.L.C. ("AIF2A"), the general partner of
                          AIF2, a managing member of Accel Keiretsu VI
                          Associates L.P. ("AK6A"), the general partner of AK6,
                          and a general partner of AI98 and may be deemed to
                          have shared power to vote these shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    4,428,397 shares, of which 3,604,714 are directly
                          owned by A6, 460,553 are directly owned by AIF2,
                          57,570 are directly owned by AK6 and 305,560 are
                          directly owned by AI98. Sednaoui is a managing member
                          of A6A, the general partner of A6, a managing member
                          of AIF2A, the general partner of AIF2, a managing
                          member of AK6A, the general partner of AK6, and a
                          general partner of AI98 and may be deemed to have
                          shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    4,428,397
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    13.3%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                   PAGE 12 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           James R. Swartz ("Swartz")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    0 shares
    SHARES         -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
   OWNED BY          6    4,428,397 shares, of which 3,604,714 are directly
     EACH                 owned by Accel VI L.P. ("A6"), 460,553 are directly
  REPORTING               owned by Accel Internet Fund II L.P. ("AIF2"), 57,570
    PERSON                are directly owned by Accel Keiretsu VI L.P. ("AK6")
     WITH                 and 305,560 are directly owned by Accel Investors '98
                          L.P. ("AI98"). Swartz is a managing member of Accel VI
                          Associates L.L.C. ("A6A"), the general partner of A6,
                          a managing member of Accel Internet Fund II Associates
                          L.L.C. ("AIF2A"), the general partner of AIF2, a
                          managing member of Accel Keiretsu VI Associates L.P.
                          ("AK6A"), the general partner of AK6, and a general
                          partner of AI98 and may be deemed to have shared power
                          to vote these shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    4,428,397 shares, of which 3,604,714 are directly
                          owned by A6, 460,553 are directly owned by AIF2,
                          57,570 are directly owned by AK6 and 305,560 are
                          directly owned by AI98. Swartz is a managing member of
                          A6A, the general partner of A6, a managing member of
                          AIF2A, the general partner of AIF2, a managing member
                          of AK6A, the general partner of AK6, and a general
                          partner of AI98 and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    4,428,397
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    13.3%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12    IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  749077103              13G                   PAGE 13 OF 20 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           J. Peter Wagner ("Wagner")
           Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5    0 shares
    SHARES         -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
   OWNED BY          6    4,428,397 shares, of which 3,604,714 are directly
     EACH                 owned by Accel VI L.P. ("A6"), 460,553 are directly
  REPORTING               owned by Accel Internet Fund II L.P. ("AIF2"), 57,570
     WITH                 are directly owned by Accel Keiretsu VI L.P. ("AK6")
                          and 305,560 are directly owned by Accel Investors '98
                          L.P. ("AI98"). Wagner is a managing member of Accel VI
                          Associates L.L.C. ("A6A"), the general partner of A6,
                          a managing member of Accel Internet Fund II Associates
                          L.L.C. ("AIF2A"), the general partner of AIF2, a
                          managing member of Accel Keiretsu VI Associates L.P.
                          ("AK6A"), the general partner of AK6, and a general
                          partner of AI98 and may be deemed to have shared power
                          to vote these shares.
                   -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    4,428,397 shares, of which 3,604,714 are directly
                          owned by A6, 460,553 are directly owned by AIF2,
                          57,570 are directly owned by AK6 and 305,560 are
                          directly owned by AI98. Wagner is a managing member of
                          A6A, the general partner of A6, a managing member of
                          AIF2A, the general partner of AIF2, a managing member
                          of AK6A, the general partner of AK6, and a general
                          partner of AI98 and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    4,428,397
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    13.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
             --------------

             Support.com, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             -----------------------------------------------

             575 Broadway
             Redwood City, CA 94063

ITEM 2(A).   NAME OF PERSONS FILING
             ----------------------

             This Statement is filed by Accel VI L.P., a Delaware limited partnership ("A6"), Accel VI Associates L.L.C., a Delaware limited liability company and the general partner of A6 ("A6A"), Accel Internet Fund II L.P., a Delaware limited partnership ("AIF2"), Accel Internet Fund II Associates L.L.C., a Delaware limited liability company and the general partner of AIF2 ("AIF2A"), Accel Keiretsu VI L.P., a Delaware limited partnership ("AK6"), Accel Keiretsu VI Associates L.L.C., a Delaware limited liability company and the general partner of AK6 ("AK6A"), Accel Investors '98 L.P., a Delaware limited partnership ("AI98"), James W. Breyer ("Breyer"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, J. Peter Wagner ("Wagner"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, Arthur C. Patterson ("Patterson"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, G. Carter Sednaoui ("Sednaoui"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, and James R. Swartz ("Swartz"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

             A6A, the general partner of A6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A6. AIF2A, the general partner of AIF2, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF2. AK6A, the general partner of AK6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of A6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AIF2A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF2. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AK6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are general partners of AI98 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI98.

ITEM 2(B).   ADDRESS OF PRINCIPAL OFFICE
             ---------------------------

             The address for each of the Reporting Persons is:

             Accel Partners
             428 University Ave.
             Palo Alto, California  94301

ITEM 2(C)    CITIZENSHIP
             -----------

             A6, AIF2, AK6 and AI98 are Delaware limited partnerships. A6A, AIF2A and AK6A are Delaware limited liability companies. Breyer, Wagner, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

             Common Stock
             CUSIP # 868587106

ITEM 3.      Not Applicable
             --------------

ITEM 4.      OWNERSHIP
             ---------

             The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                 (a)  Amount beneficially owned:
                      -------------------------

                      See Row 9 of cover page for each Reporting Person.

                 (b)  Percent of Class:
                      ----------------

                      See Row 11 of cover page for each Reporting Person.

                 (c)  Number of shares as to which such person has:
                      --------------------------------------------

                          (i)   Sole power to vote or to direct the vote:
                                ----------------------------------------

                                See Row 5 of cover page for each Reporting
                                Person.

                          (ii)  Shared power to vote or to direct the vote:
                                ------------------------------------------

                                See Row 6 of cover page for each Reporting
                                Person.

                          (iii) Sole power to dispose or to direct the
                                --------------------------------------
                                disposition of:
                                --------------

                                See Row 7 of cover page for each Reporting
                                Person.

                          (iv)  Shared power to dispose or to direct the
                                ----------------------------------------
                                disposition of:
                                --------------

                                See Row 8 of cover page for each Reporting
                                Person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------

          Under certain circumstances set forth in the partnership agreements of A6, AIF2, AK6 and AI98, and the limited liability company agreements of A6A, AIF2A and AK6A the general partners, limited partners or members as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          --------------------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable

                                                                   Page 17 of 20
                                   SIGNATURES
                                   ----------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001


Entities:       Accel VI L.P.
                Accel VI Associates L.L.C.
                Accel Internet Fund II L.P.
                Accel Internet Fund II Associates L.L.C.
                Accel Keiretsu VI L.P.
                Accel Keiretsu VI Associates L.L.C.
                Accel Investors '98 L.P.
                                                              By:  /s/ G. Carter Sednaoui
                                                                 -------------------------
                                                                    G. Carter Sednaoui,
                                                                    Attorney-in-fact for the
                                                                    above-listed entities


Individuals:    James W. Breyer
                Arthur C. Patterson
                G. Carter Sednaoui
                James R. Swartz
                J. Peter Wagner                               By:  /s/ G. Carter Sednaoui
                                                                 -------------------------
                                                                    G. Carter Sednaoui,
                                                                    Attorney-in-fact for the
                                                                    above-listed individuals


                                 EXHIBIT INDEX
                                 -------------

                                                                               Found on Sequentially
Exhibit                                                                            Numbered Page
-------                                                                        ---------------------
Exhibit A:  Agreement of Joint Filing                                                   19

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                         20